Contact: Media Inquiries, UTC                FOR IMMEDIATE RELEASE
(860) 493-4149                     www.utc.com

Investor Relations, UTC
(860) 728-7608

UNITED TECHNOLOGIES REPORTS 2018 RESULTS,
ANNOUNCES 2019 OUTLOOK

2018 organic sales growth marks best year in over a decade;
Sales and adjusted EPS for 2018 above company expectations;
Expects continued sales, earnings, and free cash flow growth in 2019

Fourth Quarter 2018

•	Sales of $18.0 billion, up 15 percent versus prior year including 11 percent organic growth

•	GAAP EPS of $0.83, up 66 percent versus prior year

•	Adjusted EPS of $1.95, up 22 percent versus prior year

Full Year 2018

•	Sales of $66.5 billion, up 11 percent versus prior year including 8 percent organic growth

•	GAAP EPS of $6.50, up 14 percent versus prior year

•	Adjusted EPS of $7.61, up 14 percent versus prior year

Outlook for 2019*

•	Sales of $75.5 to $77.0 billion and organic sales growth of 3 to 5 percent

•	Adjusted EPS of $7.70 to $8.00

FARMINGTON, Conn., January 23, 2019 - United Technologies Corp. (NYSE:UTX) reported fourth quarter and full year 2018 results above expectations and announced an outlook for continued sales, earnings and free cash flow growth in 2019.

“2018 was a transformational year for United Technologies,” said UTC Chairman and Chief Executive Officer Gregory Hayes. “We announced our intention to separate into three global, industry-leading companies, and closed the Rockwell Collins acquisition in November. We also delivered strong fourth quarter and full year 2018 results, including the best year of organic sales growth in over a decade, driven by our focus on meeting customer commitments, ongoing innovation, strong execution and cost reduction.”

Hayes continued, “Looking to 2019, our segment profit is expected to grow faster than sales, and free cash flow, excluding separation costs, is expected to grow faster than earnings. We remain laser focused on executing our strategic plans for our businesses, each of which is expected to drive sustained growth, lead the industry in innovation and customer focus, and maximize value creation over the long-term.”

Fourth Quarter 2018
Fourth quarter sales of $18.0 billion were up 15 percent over the prior year, including 11 points of organic sales growth, 4 points of acquisition benefit and 1 point of foreign exchange headwind. The remaining 1 point of growth was driven by the adoption of the new Revenue Standard. GAAP EPS of $0.83 was up 66 percent versus the prior year and included $1.12 of net restructuring charges and other significant items, including a $692 million tax charge primarily related to undistributed foreign earnings. Adjusted EPS of $1.95 was up 22 percent. Fourth quarter results exceeded expectations primarily due to a favorable effective tax rate and better Rockwell Collins results.

Net income in the quarter was $0.7 billion, up 73 percent versus the prior year. Cash flow from operations was $2.0 billion and capital expenditures were $780 million, resulting in free cash flow of $1.2 billion.

In the quarter, commercial aftermarket sales were up 11 percent at Pratt & Whitney and up 8 percent organically at Collins Aerospace Systems. Otis new equipment orders were flat organically versus the prior year. Equipment orders at Carrier increased 3 percent organically.

Full Year 2018
Full year sales of $66.5 billion were up 11 percent over the prior year, including 8 points of organic sales growth, 1 point of net acquisitions impact and 1 point of foreign exchange tailwind. The remaining 1 point of growth was driven by the adoption of the new Revenue Standard and the absence of a customer contract settlement incurred in 2017. Full year GAAP EPS of $6.50 was up 14 percent versus the prior year and included $1.11 of net restructuring charges and other significant items, including a $692 million tax charge primarily related to undistributed foreign earnings. Adjusted EPS of $7.61 was up 14 percent.

Net income for the year was $5.3 billion, up 16 percent versus the prior year. Cash flow from operations was $6.3 billion and capital expenditures were $1.9 billion, resulting in free cash flow of $4.4 billion.

In 2018, for the first time in over thirty years, Pratt & Whitney manufactured more than 1,000 large commercial and military engines. Collins Aerospace Systems was formed by the transformative acquisition of Rockwell Collins, a combination that is expected to result in more than $500 million in run-rate, pre-tax cost synergies. Carrier launched more than 100 new products, completed the acquisition of S2 Security and divested the Taylor Company. Finally, at Otis, the number of units under maintenance contract exceeded two million for the first time in the organization’s history.

Outlook for 2019
UTC provides the following 2019 outlook*:

•	Adjusted EPS of $7.70 to $8.00, including headwinds from a higher adjusted effective tax rate ($0.15 headwind) and a stronger U.S. dollar ($0.07 headwind);

•	Sales of $75.5 to $77.0 billion, including organic sales growth of 3 to 5 percent;

•	Free cash flow of $4.5 to $5.0 billion, including $1.5 billion of one-time cash payments related to the portfolio separation.

*Note: When we provide expectations for adjusted EPS, the adjusted effective tax rate, organic sales and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

United Technologies Corp., based in Farmington, Connecticut, provides high technology products and services to the building and aerospace industries. By combining a passion for science with precision engineering, the company is creating smart, sustainable solutions the world needs. Additional information, including a webcast, is available at www.utc.com or https://edge.media-server.com/m6/p/eqmajaxj, or to listen to the earnings call by phone, dial (877) 280-7280 between 8:10 a.m. and 8:30 a.m. ET. To learn more about UTC, visit the website or follow the company on Twitter: @UTC

Use and Definitions of Non-GAAP Financial Measures
United Technologies Corporation reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted operating profit, adjusted net income, adjusted earnings per share (“EPS”), and the adjusted effective tax rate are non-GAAP financial measures. Adjusted net sales represents consolidated net sales from continuing operations (a GAAP measure), excluding significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs and other significant items. For the business segments, when applicable, adjustments of net sales, operating profit and margins similarly reflect continuing operations, excluding restructuring and other significant items. Management believes that the non-GAAP measures just mentioned are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing

UTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC's common stock and distribution of earnings to shareholders.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

When we provide our expectation for adjusted EPS, adjusted operating profit, adjusted effective tax rate, organic sales and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook", "confident" and other words of similar meaning in connection with a discussion of future operating or financial performance or of the separation transactions. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of United Technologies or the independent companies following United Technologies’ expected separation into three independent companies, the anticipated benefits of the acquisition of Rockwell Collins or the separation transactions, including estimated synergies resulting from the Rockwell Collins transaction, the expected timing of completion of the separation transactions, estimated costs associated with such transactions and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, the impact of weather conditions and natural disasters and the financial condition of our customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits (including our expected returns under customer contracts) of advanced technologies and new products and services; (3) the scope, nature, impact or timing of the expected separation transactions and other acquisition and divestiture activity, including among other things integration of acquired businesses into United Technologies’ existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs and expenses; (4) future levels of indebtedness, including indebtedness that may be incurred in connection with the expected separation transactions, and capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure; (6) the timing and scope of future repurchases of our common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) delays and disruption in delivery of materials and services from suppliers; (8) company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof; (9) new business and investment opportunities; (10) our ability to realize the intended benefits of organizational changes; (11) the anticipated benefits of diversification and balance of operations across product lines, regions and industries; (12) the outcome of legal proceedings, investigations and other contingencies; (13) pension plan assumptions and future contributions; (14) the impact of the negotiation of collective bargaining agreements and labor disputes; (15) the effect of changes in political conditions in the U.S. and other countries in which United Technologies and its businesses operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (16) the effect of changes in tax (including U.S. tax reform enacted on December 22, 2017, which is commonly referred to as the Tax Cuts and Jobs Act of 2017), environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which United Technologies and its businesses operate; (17) negative effects of the Rockwell Collins acquisition or of the announcement or pendency of the separation transactions on the market price of United Technologies’ common stock and/or on its financial performance; (18) risks relating to the integration of Rockwell Collins, including the risk that the integration may be more difficult, time-consuming or costly than expected or may not result in the achievement of estimated synergies within the contemplated time frame or at all; (20) the ability of United Technologies to retain and hire key personnel; (21) the expected benefits and timing of the separation transactions, and the risk that conditions to the separation transactions will not be satisfied and/or that the separation transactions will not be completed within the expected time frame, on the expected terms or at all; (22) the expected qualification of the separation transactions as tax-free transactions for U.S. federal income tax purposes; (23) the possibility that any consents or approvals required in connection with the expected separation transactions will not be received or obtained within the expected time frame, on the expected terms or at all; (24) expected financing transactions undertaken in connection with the separation transactions and risks associated with additional indebtedness; (25) the risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the separation transactions will exceed our estimates; and (26) the impact of the expected separation transactions on our businesses and the risk that the separation transactions may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties. There can be no assurance that the separation transactions or any other transaction described above will in fact be consummated in the manner described or at all. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of United Technologies and Rockwell Collins on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and United Technologies assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

UTC-IR
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United Technologies Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2018	2017	2018	2017
Net Sales	$18,044	$15,680	$66,501	$59,837
Costs and Expenses:
Cost of products and services sold	13,747	11,795	49,985	44,201
Research and development	733	630	2,462	2,427
Selling, general and administrative	1,915	1,720	7,066	6,429
Total Costs and Expenses	16,395	14,145	59,513	53,057
Other income, net	262	263	1,565	1,358
Operating profit	1,911	1,798	8,553	8,138
Non-service pension (benefit)	(194)	(154)	(765)	(534)
Interest expense, net	317	247	1,038	909
Income from operations before income taxes	1,788	1,705	8,280	7,763
Income tax expense	990	1,219	2,626	2,843
Net income from operations	798	486	5,654	4,920
Less: Noncontrolling interest in subsidiaries' earnings from operations	112	89	385	368
Net income attributable to common shareowners	$686	$397	$5,269	$4,552
Earnings Per Share of Common Stock:
Basic	$0.83	$0.50	$6.58	$5.76
Diluted	$0.83	$0.50	$6.50	$5.70
Weighted Average Number of Shares Outstanding:
Basic shares	823	789	800	790
Diluted shares	831	798	810	799
We adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively, the New Revenue Standard) effective January 1, 2018 and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through retained earnings at the date of adoption. See "The New Revenue Standard Adoption Impact" for further details. As described on the following pages, consolidated results for the quarters ended December 31, 2018 and 2017 include restructuring costs and significant non-recurring and non-operational items. See discussion above, "Use and Definitions of Non-GAAP Financial Measures," regarding consideration of such costs and items when evaluating the underlying financial performance.
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2018	2017	2018	2017
Net Sales
Otis	$3,300	$3,250	$12,904	$12,341
Carrier	4,631	4,520	18,922	17,812
Pratt & Whitney	5,543	4,461	19,397	16,160
Collins Aerospace Systems	4,900	3,803	16,634	14,691
Segment Sales	18,374	16,034	67,857	61,004
Eliminations and other	(330)	(354)	(1,356)	(1,167)
Consolidated Net Sales	$18,044	$15,680	$66,501	$59,837

Operating Profit
Otis	$491	$466	$1,915	$2,002
Carrier	696	603	3,777	3,165
Pratt & Whitney	350	392	1,269	1,300
Collins Aerospace Systems	536	554	2,303	2,191
Segment Operating Profit	2,073	2,015	9,264	8,658
Eliminations and other	(26)	(90)	(236)	(81)
General corporate expenses	(136)	(127)	(475)	(439)
Consolidated Operating Profit	$1,911	$1,798	$8,553	$8,138

Segment Operating Profit Margin
Otis	14.9%	14.3%	14.8%	16.2%
Carrier	15.0%	13.3%	20.0%	17.8%
Pratt & Whitney	6.3%	8.8%	6.5%	8.0%
Collins Aerospace Systems	10.9%	14.6%	13.8%	14.9%
Segment Operating Profit Margin	11.3%	12.6%	13.7%	14.2%

We adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively, the New Revenue Standard) effective January 1, 2018 and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through retained earnings at the date of adoption. See "The New Revenue Standard Adoption Impact" for further details. As described on the following pages, consolidated results for the quarters ended December 31, 2018 and 2017 include restructuring costs and significant non-recurring and non-operational items. See discussion above, "Use and Definitions of Non-GAAP Financial Measures," regarding consideration of such costs and items when evaluating the underlying financial performance.

United Technologies Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
dollars in millions - Income (Expense)	2018	2017	2018	2017
Net Sales	$18,044	$15,680	$66,501	$59,837
Significant non-recurring and non-operational items included in Net Sales:
Pratt & Whitney - charge resulting from customer contract matters	—	—	—	(385)
Adjusted Net Sales	$18,044	$15,680	$66,501	$60,222

Income from operations attributable to common shareowners	$686	$397	$5,269	$4,552
Restructuring Costs included in Operating Profit:
Otis	(19)	(25)	(71)	(48)
Carrier	(28)	(27)	(80)	(111)
Pratt & Whitney	10	(1)	7	(5)
Collins Aerospace Systems	(83)	(16)	(160)	(77)
Eliminations and other	(1)	(5)	(5)	(7)
	(121)	(74)	(309)	(248)
Non-service pension cost	—	(2)	2	(5)
Total Restructuring Costs	(121)	(76)	(307)	(253)

Significant non-recurring and non-operational items included in Operating Profit:
Carrier
Gain on sale of Taylor Company	—	—	799	—
Gain on sale of investments in Watsco, Inc.	—	—	—	379
Charge related to product recall program	—	(96)	—	(96)
Pratt & Whitney
Charge resulting from customer contract matters	—	—	(300)	(196)
Collins Aerospace Systems	—	—	—	—
Asset Impairment	—	—	(48)	—
Amortization of Rockwell Collins inventory fair value adjustment	(102)	—	(102)	—
Eliminations and other
Transaction and integration costs related to merger agreement with Rockwell Collins, Inc.	(47)	(38)	(118)	(65)
Costs associated with the Company's intention to separate its commercial businesses	(4)	—	(27)	—
Transaction expenses associated with a potential disposition	(11)	—	(11)	—
Adjustment related to agreement with state taxing authority for monetization of tax credits	21	—	21	—
Gain on sale of available-for-sale securities	—	—	—	121
	(143)	(134)	214	143
Total impact on Consolidated Operating Profit	(264)	(210)	(93)	(110)
Significant non-recurring and non-operational items included in Interest Expense, Net

Favorable pre-tax interest adjustments related to expiration of tax statute of limitations	—	—	—	9
Collins pre-acquisition interest expense, net	(24)	(6)	(46)	(6)
Interest charges related to agreement with a state taxing authority for monetization of tax credits	4	—	4	—
	(20)	(6)	(42)	3
Tax effect of restructuring and significant non-recurring and non-operational items above	63	61	5	11
Significant non-recurring and non-operational items included in Income Tax Expense
Net unfavorable tax adjustments related to tax law changes in France and Canada	—	(32)	—	(32)
Favorable income tax adjustments related to expiration of tax statute of limitations	—	—	—	55
Unfavorable income tax adjustments related to the estimated impact of the U.S. tax reform legislation enacted on December 22, 2017	(692)	(690)	(744)	(690)
Unfavorable tax adjustment resulting from the Company's announcement of its intention to separate its commercial businesses	(29)	—	(29)	—
	(721)	(722)	(773)	(667)
Significant non-recurring and non-operational items included in Noncontrolling Interest	7	—	7
Less: Impact on Net Income Attributable to Common Shareowners	(935)	(877)	(896)	(763)
Adjusted income attributable to common shareowners	$1,621	$1,274	$6,165	$5,315

Diluted Earnings Per Share	$0.83	$0.50	$6.50	$5.70
Impact on Diluted Earnings Per Share	(1.12)	(1.10)	(1.11)	(0.95)
Adjusted Diluted Earnings Per Share	$1.95	$1.60	$7.61	$6.65

Effective Tax Rate	55.3%	71.5%	31.7%	36.6%
Impact on Effective Tax Rate	(39.4)%	(42.5)%	(9.6)%	(8.8)%
Adjusted Effective Tax Rate	15.9%	29.0%	22.1%	27.8%

United Technologies Corporation
Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and
Significant Non-recurring and Non-operational Items (as reflected on the previous two pages)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2018	2017	2018	2017
Adjusted Net Sales
Otis	$3,300	$3,250	$12,904	$12,341
Carrier	4,631	4,520	18,922	17,812
Pratt & Whitney	5,543	4,461	19,397	16,545
Collins Aerospace Systems	4,900	3,803	16,634	14,691
Segment Sales	18,374	16,034	67,857	61,389
Eliminations and other	(330)	(354)	(1,356)	(1,167)
Adjusted Consolidated Net Sales	$18,044	$15,680	$66,501	$60,222

Adjusted Operating Profit
Otis	$510	$491	$1,986	$2,050
Carrier	724	726	3,058	2,993
Pratt & Whitney	340	393	1,562	1,501
Collins Aerospace Systems	721	570	2,613	2,268
Segment Operating Profit	2,295	2,180	9,219	8,812
Eliminations and other	15	(49)	(101)	(134)
General corporate expenses	(135)	(125)	(470)	(435)
Adjusted Consolidated Operating Profit	$2,175	$2,006	$8,648	$8,243

Adjusted Segment Operating Profit Margin
Otis	15.5%	15.1%	15.4%	16.6%
Carrier	15.6%	16.1%	16.2%	16.8%
Pratt & Whitney	6.1%	8.8%	8.1%	9.1%
Collins Aerospace Systems	14.7%	15.0%	15.7%	15.4%
Adjusted Segment Operating Profit Margin	12.5%	13.6%	13.6%	14.4%

United Technologies Corporation
Components of Changes in Net Sales

Quarter Ended December 31, 2018 Compared with Quarter Ended December 31, 2017

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
Otis	5%	(3)%	—%	—%	2%
Carrier	6%	(2)%	(2)%	—%	2%
Pratt & Whitney	22%	(1)%	—%	3%	24%
Collins Aerospace Systems	9%	—%	21%	(1)%	29%

Consolidated	11%	(1)%	4%	1%	15%

Year Ended December 31, 2018 Compared with Year Ended December 31, 2017

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
Otis	3%	1%	—%	1%	5%
Carrier	6%	1%	(1)%	—%	6%
Pratt & Whitney	14%	—%	—%	6%	20%
Collins Aerospace Systems	8%	—%	5%	—%	13%

Consolidated	8%	1%	1%	1%	11%

United Technologies Corporation
Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2018	2017
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$6,152	$8,985
Accounts receivable, net	14,271	12,595
Contract assets, current	3,486	—
Inventories and contracts in progress, net	10,083	9,881
Other assets, current	1,511	1,397
Total Current Assets	35,503	32,858
Fixed assets, net	12,297	10,186
Goodwill	48,112	27,910
Intangible assets, net	26,424	15,883
Other assets	11,875	10,083
Total Assets	$134,211	$96,920

Liabilities and Equity
Short-term debt	$4,345	$2,496
Accounts payable	11,080	9,579
Accrued liabilities	10,223	12,316
Contract liabilities, current	5,720	—
Total Current Liabilities	31,368	24,391
Long-term debt	41,192	24,989
Other long-term liabilities	20,932	15,988
Total Liabilities	93,492	65,368
Redeemable noncontrolling interest	109	131
Shareowners' Equity:
Common Stock	22,438	17,489
Treasury Stock	(32,482)	(35,596)
Retained earnings	57,823	55,242
Accumulated other comprehensive loss	(9,333)	(7,525)
Total Shareowners' Equity	38,446	29,610
Noncontrolling interest	2,164	1,811
Total Equity	40,610	31,421
Total Liabilities and Equity	$134,211	$96,920

Debt Ratios:
Debt to total capitalization	53%	47%
Net debt to net capitalization	49%	37%

We adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively, the New Revenue Standard) effective January 1, 2018 and elected the modified retrospective approach. The results for periods before 2018 were not adjusted for the new standard and the cumulative effect of the change in accounting was recognized through retained earnings at the date of adoption. See "The New Revenue Standard Adoption Impact" for further details. See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2018	2017	2018	2017
Operating Activities:
Net income from operations	$798	$486	$5,654	$4,920
Adjustments to reconcile net income from operations to net cash flows provided by operating activities:
Depreciation and amortization	667	558	2,433	2,140
Deferred income tax provision	665	(662)	735	62
Stock compensation cost	70	47	251	192
Gain on sale of Taylor Company	—	—	(799)	—
Change in working capital	(112)	306	(755)	(52)
Global pension contributions	(75)	(104)	(147)	(2,112)
Canadian government settlement	(208)	(39)	(429)	(285)
Other operating activities, net	200	1,929	(621)	766
Net cash flows provided by (used in) operating activities	2,005	2,521	6,322	5,631
Investing Activities:
Capital expenditures	(780)	(800)	(1,902)	(2,014)
Acquisitions and dispositions of businesses, net	(15,215)	(2)	(14,293)	(161)
Proceeds from sale of investments in Watsco, Inc.	—	—	—	596
Increase in collaboration intangible assets	(98)	(90)	(400)	(380)
Proceeds (payments) from settlements of derivative contracts	72	(134)	143	(317)
Other investing activities, net	67	(335)	(521)	(743)
Net cash flows provided by (used in) investing activities	(15,954)	(1,361)	(16,973)	(3,019)
Financing Activities:
Issuance of long-term debt, net	(381)	893	10,935	3,350
(Decrease) increase in short-term borrowings, net	(1,584)	(671)	(356)	(271)
Dividends paid on Common Stock	(564)	(533)	(2,170)	(2,074)
Repurchase of Common Stock	(253)	(23)	(325)	(1,453)
Other financing activities, net	(92)	(366)	(119)	(545)
Net cash flows provided by (used in) financing activities	(2,874)	(700)	7,965	(993)
Effect of foreign exchange rate changes on cash and cash equivalents	(9)	2	(120)	210
Net increase (decrease) in cash, cash equivalents and restricted cash	(16,832)	462	(2,806)	1,829
Cash, cash equivalents and restricted cash, beginning of period	23,044	8,556	9,018	7,189
Cash, cash equivalents and restricted cash, end of period	6,212	9,018	6,212	9,018
Less: Restricted cash	60	33	60	33
Cash and cash equivalents, end of period	$6,152	$8,985	$6,152	$8,985

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(dollars in millions)	2018		2017

Net income attributable to common shareowners	$686		$397
Net cash flows provided by operating activities	$2,005		$2,521
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		292%		635%
Capital expenditures	(780)		(800)
Capital expenditures as a percentage of net income attributable to common shareowners		(114)%		(202)%
Free cash flow	$1,225		$1,721
Free cash flow as a percentage of net income attributable to common shareowners		179%		434%

	Year Ended December 31,
	(Unaudited)
(dollars in millions)	2018		2017

Net income attributable to common shareowners	$5,269		$4,552
Net cash flows provided by operating activities of continuing operations	$6,322		$5,631
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		120%		124%
Capital expenditures	(1,902)		(2,014)
Capital expenditures as a percentage of net income attributable to common shareowners		(36)%		(44)%
Free cash flow	$4,420		$3,617
Free cash flow as a percentage of net income attributable to common shareowners		84%		79%
Notes to Condensed Consolidated Financial Statements
Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.
Debt to total capitalization equals total debt divided by total debt plus equity.  Net debt to net capitalization equals total debt less cash and cash equivalents and cash designated for the acquisition of Rockwell Collins, Inc. ("restricted cash") divided by total debt plus equity less cash and cash equivalents and restricted cash.

United Technologies Corporation
The New Revenue Standard Adoption Impact
The following schedules quantify the impact of adopting the New Revenue Standard on the statement of operations for the quarter and year ended December 31, 2018. The effect of the new standard represents the increase (decrease) in the line item based on the adoption of the New Revenue Standard.

(dollars in millions)	Quarter Ended December 31, 2018, under previous standard	Effect of the New Revenue Standard	Quarter Ended December 31, 2018 as reported
Net Sales	$17,947	$97	$18,044
Costs and Expenses:
Cost of products and services sold	13,731	16	13,747
Research and development	755	(22)	733
Selling, general and administrative	1,915	—	1,915
Total Costs and Expenses	16,401	(6)	16,395
Other income, net	266	(4)	262
Operating profit	1,812	99	1,911
Non-service pension (benefit)	(194)	—	(194)
Interest expense, net	317	—	317
Income from operations before income taxes	1,689	99	1,788
Income tax expense	966	24	990
Net income	723	75	798
Less: Noncontrolling interest in subsidiaries' earnings	111	1	112
Net income attributable to common shareowners	$612	$74	$686

(dollars in millions)	Year Ended December 31, 2018, under previous standard	Effect of the New Revenue Standard	Year Ended December 31, 2018 as reported
Net Sales	$65,949	$552	$66,501
Costs and Expenses:
Cost of products and services sold	49,549	436	49,985
Research and development	2,549	(87)	2,462
Selling, general and administrative	7,066	—	7,066
Total Costs and Expenses	59,164	349	59,513
Other income, net	1,573	(8)	1,565
Operating profit	8,358	195	8,553
Non-service pension (benefit)	(765)	—	(765)
Interest expense, net	1,038	—	1,038
Income from operations before income taxes	8,085	195	8,280
Income tax expense	2,577	49	2,626
Net income	5,508	146	5,654
Less: Noncontrolling interest in subsidiaries' earnings	380	5	385
Net income attributable to common shareowners	$5,128	$141	$5,269

The following schedules quantify the impact of adopting the New Revenue Standard on segment net sales and operating profit for the quarter and year ended December 31, 2018.

(dollars in millions)	Effect of the New Revenue Standard for the Quarter Ended December 31, 2018
	Net sales	Operating Profit
Otis	$(21)	$2
Carrier	—	—
Pratt & Whitney	146	93
Collins Aerospace Systems	(21)	4
Segment Sales	104	99
Eliminations and other	(7)	—
Consolidated Net Sales	$97	$99

(dollars in millions)	Effect of the New Revenue Standard for the Year Ended December 31, 2018
	Net sales	Operating Profit
Otis	$43	$(3)
UTC Climate, Controls & Security	—	—
Pratt & Whitney	558	166
UTC Aerospace Systems	(42)	32
Segment Sales	559	195
Eliminations and other	(7)	—
Consolidated Net Sales	$552	$195
The following schedule reflects the effect of the New Revenue Standard on our balance sheet as of December 31, 2018.

(dollars in millions)	December 31, 2018, under previous standard	Effect of the New Revenue Standard	December 31, 2018 as reported
Assets
Accounts receivable, net	$15,636	$(1,365)	$14,271
Contract assets, current	331	3,155	3,486
Inventories	12,169	(2,086)	10,083
Other assets, current	1,519	(8)	1,511
Intangible assets, net	26,495	(71)	26,424
Other assets	10,693	1,182	11,875

Liabilities and Equity
Accrued liabilities	$15,522	$(5,299)	$10,223
Contract liabilities, current	345	5,375	5,720
Other long term liabilities	19,859	1,073	20,932
Noncontrolling interest	2,158	6	2,164

Retained earnings	58,162	(339)	57,823